Exhibit 10.18

September 12, 2011

Via Electronic Delivery

Wilhelm Stahl, Ph.D.

Syracuse, New York

Dear Willi,

We are very pleased to offer you a position at Relypsa, Inc. (“Relypsa” or “Company”), subject to the conditions of this letter. Upon commencement of employment, your initial title will be Senior Vice President, Pharmaceutical Operations. This is a full-time position reporting to Gerrit Klaerner - President and Chief Operating Officer.

Subject to your accepting this offer, checking of references and agreement of the Board of Directors, your employment will begin on your first day of work with Relypsa, which is anticipated to be September 13, 2011 or a date which is agreed upon by both parties in writing.

Your initial base annual salary will be $265,000.00, payable in accordance with Relypsa’s standard payroll schedule. Your salary will be subject to adjustment pursuant to Relypsa’s employee compensation policies as may be in effect from time to time and periodic reviews by Relypsa.

As part of your employment, it is understood and agreed that Relypsa will provide you with an allowance of $7,000 per month for twelve (12) months to pay for housing, rental car, as well as commuting costs between Syracuse, NY and the Company’s offices in Santa Clara, CA, which will be paid monthly starting on your first day of employment. For clarity, this monthly allowance will be paid only while you are employed by Relypsa.

In addition, you will be eligible for an incentive bonus for each fiscal year that you are employed at the Company. The incentive bonus (if any) will be awarded based on criteria for your goals for that year and approved by the Company’s Board of Directors. Your target bonus will be equal to 25% of your annual base salary. Any incentive bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The incentive bonus for that fiscal year will be paid only if you are employed by the Company at the time the bonus is earned. The determination of the Company’s Board of Directors with respect to your incentive bonus will be final and binding.

As a regular employee of Relypsa, you and your eligible dependents will be able to participate in Company-sponsored benefit plans, such as medical, dental, vision, life insurance and 401(k) as

Relypsa, Inc. 5301 Patrick Henry Drive Santa Clara CA 95054

Tel: 408-200-9500 Fax: 408-200-9700 Website: www.relypsa.com

Wilhelm Stahl

September 12, 2011

may be established from time to time by Relypsa and in accordance with Relypsa policies and the terms of those plans. If, while you are residing outside California, the Company-sponsored plans do not provide coverage substantially equivalent to what you would have available to you and your family as California residents, the Company will reimburse you for a comparable percentage of the cost of acquiring substantially equivalent benefit plans in New York state. In addition, you will be entitled to paid vacation in accordance with Relypsa’s vacation policy, as may be in effect from time to time. You will begin with 4 weeks of vacation.

Subject to approval by the Relypsa Board of Directors, the Company will grant you an option to purchase shares of the Company’s common stock with an exercise price equal to 100% of the fair market value of such common stock (to be determined by the Board as of the date of grant), with the number of shares subject to the option to be equal to such number of shares that will provide seven tenths of one percent (0.70%) of the Company’s fully diluted capitalization immediately following the Second Closing (the “Option Grant”). The Option Grant will be governed in full by the terms of the Plan and a stock option agreement with the Company. The stock option agreement will reflect a vesting schedule (with vesting conditioned on your Continuous Service to the Company on each vesting date) under which 25% of the shares shall vest upon completion of one year of employment and the remaining shares shall vest in successive equal monthly amounts upon completion of each of the next thirty six (36) months measured from and after the first anniversary of the first day of employment.

You will be required, as a condition of your employment with Relypsa, to sign and abide by Relypsa’s standard Proprietary Information and Inventions Agreement. By signing this letter agreement, you confirm to Relypsa that you have no contractual commitments or other legal obligations that would impede or prohibit you from performing your duties for Relypsa.

Employment with Relypsa is for no specific period of time. Your employment with Relypsa will be “at will,” meaning that either you or Relypsa may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and Relypsa on the matter of your employment being “at will”. Although your job duties, title, compensation and benefits, as well as Relypsa’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Relypsa (other than you).

This offer of employment in the United States is conditioned upon the availability of a work-authorized visa or status and your ability to meet all U.S. immigration law requirements to obtain legal work status in the U.S. You agree that you will cooperate fully to provide documents and information quickly and accurately when needed to complete these immigration-related processes. As discussed, the Company will absorb the cost of those legal services directly related to obtaining the work authorization/visa required for you to accept employment with the Company in the United States, and the Company also will pay the direct legal costs for green card filings for you and your spouse (to the extent available). As you may be aware, the green card process is very lengthy and approval is not guaranteed. In the event that your employment

Wilhelm Stahl

September 12, 2011

terminates for any reason, the Company will discontinue its payment and/or sponsorship of all such immigration-related processes. You understand and agree that Relypsa has made no representation or assurance that any immigration or permanent residence status will be obtained.

While you render services to Relypsa, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with Relypsa. While you render services to Relypsa, you also will not assist any person or entity in competing with Relypsa, in preparing to compete with Relypsa or in hiring any employees or consultants of Relypsa.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Relypsa. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. We hope that you will accept our offer to join Relypsa. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate and original of this letter agreement and returning it to me.

This offer, if not accepted, will expire at the close of business on September 13, 2011. As required by law, your employment with Relypsa is contingent upon your providing legal proof of your identity.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Santa Clara County, California conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Each party will be responsible for their own costs and attorneys’ fees, other than the costs for JAMS, which shall be borne by the Company. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by court action instead of arbitration.

Wilhelm Stahl

September 12, 2011

Willi, I look forward to working with you. Your experience and knowledge will be a great addition to the team here at Relypsa.

Very truly yours,

RELYPSA, INC.

By:	/s/ Gerrit Klaerner
Gerrit Klaerner, President, Chief Operating Officer

I have read and accept this employment offer.

/s/ Willi Stahl	September 13, 2011
SIGNATURE	DATE